Exhibit 10.4

FEDERAL DEPOSIT INSURANCE CORPORATION WASHINGTON, D.C.

In the Matter of )

)

) CONSENT ORDER

THE CITIZENS BANK OF EAST TENNESSEE ) ROGERSVILLE, TENNESSEE ) FDIC-09-645b

(Insured State Nonmember Bank)

The Federal Deposit Insurance Corporation (“FDIC”) is the appropriate Federal banking agency for The Citizens Bank of East Tennessee, Rogersville, Tennessee (“Bank”), under 12 U.S.C. §1813(q).

The Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a “STIPULATION TO THE ISSUANCE OF A CONSENT ORDER” (“Stipulation”), dated January 26, 2010, that is accepted by the FDIC. With the Stipulation, the Bank has consented, without admitting or denying any charges of unsafe or unsound banking practices or violations of law or regulation relating to capital adequacy, asset quality, management, earnings, liquidity, and sensitivity to market risk, to the issuance of this CONSENT ORDER (“ORDER”) by the FDIC.

Having determined that the requirements for issuance of an order under 12 U.S.C. § 1818(b) have been satisfied, the FDIC hereby orders that:

MANAGEMENT—BOARD SUPERVISION

1. Within 60 days after the effective date of this ORDER, the Bank’s Board shall increase its participation in the affairs of the Bank by assuming full responsibility for the approval of the Bank’s policies and objectives and for the supervision of the Bank’s management, including all the Bank’s activities. The Board’s participation in the Bank’s affairs shall include, at a minimum, monthly meetings in which the following areas shall be reviewed and approved by the Board: reports of income and expenses; new, overdue, renewed, insider, charged-off, delinquent, nonaccrued, and recovered loans; investment activities; operating policies; and individual committee actions. The Bank’s Board minutes shall document the Board’s reviews and approvals, including the names of any dissenting directors.

MANAGEMENT

2. (a) The Bank shall have and retain qualified management. Each member of management shall possess qualifications and experience commensurate with his or her duties and responsibilities at the Bank. The qualifications of management personnel shall be evaluated on their ability to:

(1) Comply with the requirements of the ORDER;

(2) Operate the Bank in a safe and sound manner;

(3) Comply with applicable laws and regulations; and

(4)	Restore all aspects of the Bank to a safe and sound condition, including improving the Bank’s asset quality, capital adequacy,

earnings, management effectiveness, liquidity, and its sensitivity to market risk.

(b) While this ORDER is in effect, the Bank shall notify the Regional Director of the FDIC’s Dallas Regional Office (“Regional Director”) and the Commissioner of the Tennessee Department of Financial Institutions (“Commissioner”) in writing of any changes in management. The notification must include the name(s) and background(s) of any replacement personnel and must be provided 60 days prior to the individual(s) assuming the new position(s).

MANAGEMENT CLAUSE—STAFFING STUDY

3. (a) Within 30 days after the effective date of this ORDER, the Bank shall retain a bank consultant acceptable to the Regional Director and the Commissioner. The consultant shall develop a written analysis and assessment of the Bank’s management and staffing needs (“Management Plan”) for the purpose of providing qualified management for the Bank.

(b) The Bank shall provide the Regional Director and the Commissioner with a copy of the proposed engagement letter or contract with the consultant for review before it is executed. The contract or engagement letter, at a minimum, should include:

(1)	A description of the work to be performed under the contract or engagement letter;

(2) The responsibilities of the consultant;

(3)	An identification of the professional standards covering the work to be performed;

(4)	Identification of the specific procedures to be used when carrying out the work to be performed;

(5) The qualifications of the employee(s) who are to perform the work;

(6) The time frame for completion of the work;

(7) Any restrictions on the use of the reported findings; and

(8) A provision for unrestricted examiner access to work papers, (c) The Management Plan shall be developed within 120 days after the effective date of this ORDER. The Management Plan shall include, at a minimum:

(1)	Identification of both the type and number of officer positions needed to properly manage and supervise the affairs of the Bank;
(2)	Identification and establishment of such Bank committees as are needed to provide guidance and oversight to active management;
(3)

Evaluation of all Bank officers and staff members to determine whether these individuals possess the ability, experience and other qualifications required to perform present and anticipated duties, including adherence to the Bank’s established policies and practices, and restoration and maintenance of the Bank in a safe and sound condition; and

(4)

A plan to recruit and hire any additional or replacement personnel with the requisite ability, experience and other qualifications to fill those officer or staff member positions identified in the Management Plan.

(d) The Management Plan shall be submitted to the Regional Director and the Commissioner for review and comment upon its completion. Within 30 days from the receipt of any comments from the Regional Director and the Commissioner, and after the adoption of any recommended changes, the Bank shall approve the Management Plan and record its approval in the minutes of the Board meeting. Thereafter, the Bank, its directors, officers, and employees shall implement and follow the Management Plan and/or any subsequent modification.

LOAN COMMITTEE AND LOAN REVIEW REQUIREMENTS

4. (a) Within 45 days after the effective date of this ORDER, the Bank’s Board shall establish a loan review committee to periodically review the Bank’s loan portfolio and identify and categorize problem credits. The committee shall file a report with the Bank’s Board at each Board meeting. This report shall include the following information:

(1) The overall quality of the loan portfolio;

(2)	The identification, by type and amount, of each problem or delinquent loan;
(3)	The identification of all loans not in conformance with the Bank’s lending policy; and
(4)	The identification of all loans to officers, directors, principal shareholders or their related interests.

(b) At least 70 percent of the members of the loan review committee shall be Independent Directors. For purposes of this ORDER, a person who is an Independent Director shall be any individual:

(1)	Who is not an officer of the Bank, any subsidiary of the Bank or any of its affiliated organizations;
(2)	Who does not own more than 5 percent of the outstanding shares of the Bank;
(3)	Who is not closely related by blood or marriage to an officer or director of the Bank or to any shareholder owning more than

5 percent of the Bank’s outstanding shares, and who does not otherwise share a common financial interest with such officer, director or shareholder; and

(4)

Who is not indebted to the Bank directly or indirectly by blood, marriage or common financial interest, including the indebtedness of any entity in which the individual has a substantial financial interest in an amount exceeding 5 percent of the Bank’s total Tier 1 Capital and Allowance for Loan and Lease Losses (“ALLL”); or

(5)	Who is deemed to be an Independent Director for purposes of this ORDER by the Regional Director and the Commissioner.

(c) Within 60 days after the effective date of this ORDER, the Bank shall engage a consultant acceptable to the FDIC and the Tennessee Department of Financial Institutions (“State”) to conduct an external loan review. Within 120 days after the effective date of this ORDER, the external loan review shall be completed for all relationships greater than $100,000 plus a random sampling of not less than twelve loans between $50,000 and $100,000, in either case excluding those credits adversely classified in the Report of Examination. The scope of the review shall include:

(1) Loan underwriting practices;

(2) Credit administration practices;

(3) Internal loan review procedures;

(4) Compliance with loan policy requirements; and

(5) Qualification and training needs of the loan committee.

The consultant shall prepare a written report of the findings, with a copy provided to the FDIC and the State upon receipt by the Bank. Bank management shall notify the FDIC and the State in writing of its responses to the consultant’s findings within 60 days after receipt of the written report from the consultant indicating what actions the Bank has taken to address the findings.

LOAN POLICY

5. (a) Within 90 days after the effective date of this ORDER, and annually thereafter, the Board shall review the Bank’s loan policy and procedures for effectiveness and, based upon this review, shall make all necessary revisions to the policy in order to strengthen the Bank’s lending procedures and abate additional loan deterioration. The revised written loan policy shall be submitted to the Regional Director and the Commissioner for review and comment upon its completion.

(b) The initial revisions to the Bank’s loan policy required by this paragraph, at a minimum, shall include provisions:

(1) Designating the Bank’s normal trade area;

(2)	Establishing review and monitoring procedures to ensure that all lending personnel are adhering to established lending procedures and that the directorate is receiving timely and fully documented reports on loan activity, including any deviations from established policy;

(3)

Requiring that all extensions of credit originated or renewed by the Bank be supported by current credit information and collateral documentation, including lien searches and the perfection of security interests; have a defined and stated purpose; and have a predetermined and realistic repayment source and schedule. Credit information and collateral documentation shall include current financial information, profit and loss statements or copies of tax returns and cash flow projections and shall be maintained throughout the term of the loan;

(4)	Requiring loan committee review and monitoring of the status of repayment and collection of overdue and maturing loans, as well as all loans classified “Substandard” in the Report of Examination;
(5)	Requiring the establishment and maintenance of a loan grading system and internal loan watch list;
(6)	Requiring a written plan to lessen the risk position in each line of credit identified as a problem credit on the Bank’s internal loan watch list;
(7)	Prohibiting the capitalization of interest or loan-related expenses unless the Bank’s Board formally approves such extensions of credit as being in the best interest of the Bank and provides detailed written support of its position in the Bank’s Board minutes;

(8)

Requiring that extensions of credit to any of the Bank’s executive officers, directors, or principal shareholders, or to any related interest of such person, be thoroughly reviewed for compliance with all provisions of Regulation O, 12 C.F.R. Part 215 and Section 337.3 of the FDIC’s Rules and Regulations, 12 C.F.R.

§ 337.3.

(9)

Requiring prior written approval by the Bank’s Board for any extension of credit, renewal, or disbursement in an amount which, when aggregated with all other extensions of credit to that person and related interests of that person, exceeds $100,000. For the purpose of this paragraph “Related Interest” is defined as in Section 215.2(n) of Regulation O, 12 C.F.R. § 215.2(n);

(10)	Requiring a non-accrual policy in accordance with the Federal Financial Institutions Examination Council’s Instructions for the Consolidated Reports of Condition and Income;
(11)	Requiring accurate reporting of past due loans to the Bank’s Board on at least a monthly basis;
(12)	Addressing concentrations of credit and diversification of risk, including goals for portfolio mix, establishment of limits within loan and other asset categories, and development of a tracking and monitoring system for the economic and financial condition of specific geographic locations, industries, and groups of borrowers;

(13)

Requiring guidelines and review of out-of-territory loans which, at a minimum, shall include complete credit documentation, approval by a majority of the Bank’s Board prior to disbursement of funds, and a detailed written explanation of why such a loan is in the best interest of the Bank;

(14) Establishing standards for extending unsecured credit;

(15) Incorporating collateral valuation requirements, including:

a.	Maximum loan-to-collateral-value limitations;
b.	A requirement that the valuation be completed prior to a commitment to lend funds;
c.	A requirement for periodic updating of valuations; and
d.	A requirement that the source of valuations be documented in Bank records;

(16) Establishing standards for initiating collection efforts;

(17)	Establishing guidelines for timely recognition of loss through charge-off;
(18)

Prohibiting the extension of a maturity date, advancement of additional credit or renewal of a loan to a borrower whose obligations to the Bank were classified “Substandard,” “Doubtful,” or “Loss,” whether in whole or in part, as of September 14, 2009, or by the FDIC or State in a subsequent Report of Examination, without the full collection in cash of accrued and unpaid interest, unless the loans are well secured and/or are supported by current and complete financial information, and the renewal or extension has first been approved in writing by a majority of the Bank’s Board;

(19)	Establishing officer lending limits and limitations on the aggregate level of credit to any one borrower which can be granted without the prior approval of the Bank’s Board;
(20)

Requiring that collateral appraisals be completed prior to the making of secured extensions of credit and that periodic collateral valuations be performed for all secured loans listed on the Bank’s internal watch list, criticized in any internal or outside audit report of the Bank, or criticized in any Report of Examination of the Bank by the FDIC or the State;

(21)	Prohibiting the issuance of standby letters of credit unless the letters of credit are well secured and/or are supported by current and complete financial information;
(22)	Prohibiting the payment of any overdraft in excess of $ 1,000 without the prior written approval of the Bank’s Board and imposing limitations on the use of Cash Items account;
(23)	Establishing limitations on the maximum volume of loans in relation to total assets; and

(24)	Establishing review and monitoring procedures to ensure

compliance with FDIC’s regulation on appraisals pursuant to Part 323 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 323. (c) The Bank shall submit the foregoing policies to the Regional Director and the Commissioner for comment. After the Regional Director and the Commissioner have responded to the policies, the Bank’s Board shall adopt the policies as amended or modified by the Regional Director and the Commissioner. The policies will be implemented immediately to the extent that they are not already in effect at the Bank.

RESTRICTIONS ON ADVANCES TO CLASSIFIED BORROWERS

6. (a) While this ORDER is in effect, the Bank shall not extend, directly or indirectly, any additional credit to or for the benefit of any borrower whose existing credit has been classified Loss by the FDIC or the State as the result of the September 14, 2009 joint examination of the Bank, either in whole or in part, and is uncollected, or to any borrower who is already obligated in any manner to the Bank on any extension of credit, including any portion thereof, that has been charged off the books of the Bank and remains uncollected. The requirements of this paragraph shall not prohibit the Bank from renewing credit already extended to a borrower after full collection, in cash, of interest due from the borrower.

(b) While this ORDER is in effect, the Bank shall not extend, directly or indirectly, any additional credit to or for the benefit of any borrower whose extension of credit is classified Doubtful and/or Substandard by the FDIC or the State as the result of the September 14, 2009 joint examination of the Bank, either in whole or in part, and is uncollected, unless the Bank’s Board has signed a detailed written statement giving reasons why failure to extend such credit would be detrimental to the best interests of the Bank. The statement shall be placed in the appropriate loan file and included in the minutes of the applicable Bank’s Board meeting.

CLASSIFIED ASSETS – CHARGE-OFF AND PLAN FOR REDUCTION

7. (a) Within 30 days after the effective date of this ORDER, the Bank shall, to the extent that it has not previously done so, eliminate from its books, by charge-off or collection, all assets or portions of assets classified Loss by the FDIC or the State as a result of the joint examination of the Bank as of September 14, 2009. Elimination or reduction of these assets through proceeds of loans made by the Bank shall not be considered “collection” for the purpose of this paragraph.

(b) Within 90 days after the effective date of this ORDER, the Bank shall submit a written plan to the Regional Director and the Commissioner to reduce the remaining assets classified Doubtful and Substandard as of September 14, 2009. The plan shall address each asset so classified with a balance of $100,000 or greater and provide the following:

(1)	The name under which the asset is carried on the books of the Bank;

(2) Type of asset;

(3) Actions to be taken in order to reduce the classified asset; and

(4)	Time frames for accomplishing the proposed actions. The plan shall also include, at a minimum:
(1)	Review the financial position of each such borrower, including the source of repayment, repayment ability, and alternate repayment sources; and

(2)	Evaluate the available collateral for each such credit, including possible actions to improve the Bank’s collateral position.

In addition, the Bank’s plan shall contain a schedule detailing the projected reduction of total classified assets on a quarterly basis. Further, the plan shall contain a provision requiring the submission of monthly progress reports to the Bank’s Board and a provision mandating a review by the Bank’s Board.

(c)	The Bank shall present the plan to the Regional Director and the

Commissioner for review. Within 30 days after the Regional Director’s and the Commissioner’s response, the plan, including any requested modifications or amendments shall be adopted by the Bank’s Board which approval shall be recorded in the minutes of the meeting of the Bank’s Board. The Bank shall then immediately initiate measures detailed in the plan to the extent such measures have not been initiated.

(d) For purposes of the plan, the reduction of adversely classified assets as of September 14, 2009 shall be detailed using quarterly targets expressed as a percentage of the Bank’s Tier 1 Capital plus the Bank’s ALLL and may be accomplished by:

(1) Charge-off;

(2) Collection;

(3)	Sufficient improvement in the quality of adversely classified assets so as to warrant removing any adverse classification, as determined by the FDIC or the State; or

(4) Increase in the Bank’s Tier 1 Capital.

(e) While this ORDER is in effect, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified Loss as determined at any future examination conducted by the FDIC or the State.

(f) Within 30 days of the date of this ORDER, the Board shall adopt procedures to assure that any loans meeting the definition of “nonaccrual”, as contained in the Instructions for Preparation of Reports of Condition and Income, are placed on nonaccrual status.

CONCENTRATIONS—PLAN FOR REDUCTION

8. (a) Within 90 days after the effective date of this ORDER, the Bank shall formulate and submit to the Regional Director and the Commissioner for review and comment a written plan to reduce each of the loan concentrations of credit identified in the Report of Examination dated September 14, 2009, to not more than 100 percent of the Bank’s total Tier 1 Capital. Such plan shall prohibit any additional advances that would increase the concentrations or create new concentrations and shall include, but not be limited to:

(1)	Dollar levels to which the Bank shall reduce each concentration; and
(2)	Provisions for the submission of monthly written progress reports to the Bank’s Board for review and notation in minutes of the meetings of the Bank’s Board.
(b)	For purposes of the plan, “reduce” means to:

(1) Charge-off;

(2) Collect; or

(3) Increase Tier 1 Capital.

(c) After the Regional Director and the Commissioner have responded to the plan, the Bank’s Board shall adopt the plan as amended or modified by the Regional Director and the Commissioner. The plan shall be implemented immediately to the extent that the provisions of the plan are not already in effect at the Bank.

REDUCTION OF DELINQUENCIES

9. (a) Within 90 days after the effective date of this ORDER, the Bank shall formulate and submit to the Regional Director and the Commissioner for review and comment a written plan for the reduction and collection of delinquent loans. Such plan shall include, but not be limited to, provisions which:

(1) Prohibit the extension of credit for the payment of interest;

(2)	Delineate areas of responsibility for implementing and monitoring the Bank’s collection policies;
(3)	Establish specific collection procedures to be instituted at various stages of a borrower’s delinquency;
(4)	Establish dollar levels to which the Bank shall reduce delinquencies within 90 days; and
(5)	Provide for the submission of monthly written progress reports to the Bank’s Board for review and notation in minutes of the meetings of the Bank’s Board.
(b)	For purposes of the plan, “reduce” means to:

(1) Charge-off; or

(2) Collect.

(c) After the Regional Director and the Commissioner have responded to the plan, the Bank’s Board shall adopt the plan as amended or modified by the Regional Director and the Commissioner. The plan will be implemented immediately to the extent that the provisions of the plan are not already in effect at the Bank.

ALLOWANCE FOR LOAN AND LEASE LOSSES AND AMENDED CALL REPORTS

10. (a) Within 10 Days days after the effective date of this ORDER, the Bank shall make provisions to its ALLL in an amount equal to at least $814,000. The allowance should be funded by charges to current operating income and should be calculated in accordance with generally accepted accounting standards and ALLL supervisory guidance. After the initial provision is made, the Bank shall thereafter maintain a reasonable ALLL. Prior to the end of each calendar quarter, the Bank’s Board shall review the adequacy of the Bank’s ALLL. Such reviews shall include, at a minimum, the Bank’s loan loss experience, an estimate of potential loss exposure in the portfolio, trends of delinquent and non-accrual loans, and prevailing and prospective economic conditions. The minutes of the Bank’s Board meetings at which such reviews are undertaken shall include complete details of the reviews and the resulting recommended increases in the ALLL.

(b) Within 60 days after the effective date of this ORDER, the Bank shall review Consolidated Reports of Condition and Income filed with the FDIC on or after December 31, 2008, and amend said reports if necessary to accurately reflect the financial condition of the Bank as of the date of each such report. In particular, such reports shall contain a reasonable ALLL. Reports filed after the effective date of this ORDER shall also accurately reflect the financial condition of the Bank as of the reporting date.

(c) Within 60 days after the effective date of this ORDER, the Bank must use Financial Accounting Standards Board Statements Numbers 5 and 114 for determining the Bank’s ALLL reserve adequacy. Provisions for loan losses must be based on the inherent risk in the Bank’s loan portfolio. The directorate must document with written reasons any decision not to require provisions for loan losses in the Board minutes.

SPECIAL MENTION AND TECHNICAL EXCEPTION

11. (a) Within 60 days after the effective date of this ORDER, the Bank shall correct the technical exceptions listed in the Report of Examination as of September 14, 2009.

(b) Within 90 days after the effective date of this ORDER, the Bank shall implement a system of monitoring loan documentation exceptions on an ongoing basis and implement procedures designed to reduce the occurrence of such exceptions in the future.

CAPITAL MAINTENANCE AND DIVIDEND RESTRICTIONS

12. (a) Within 10 days after the effective date of this ORDER and while this ORDER is in effect, the Bank, after establishing an ALLL, shall maintain its Tier 1 Leverage Capital ratio equal to or greater than 8 percent of the Bank’s Average Total Assets; shall maintain its Tier 1 Risk-Based Capital ratio equal to or greater than 10 percent of the Bank’s Total Risk-Weighted Assets; and shall maintain its Total Risk-Based Capital ratio equal to or greater than 12 percent of the Bank’s Total Risk Weighted Assets.

(b) If any such capital ratios are less than required by the ORDER, as determined as of the date of any Report of Condition and Income or at an examination by the FDIC or the State, the Bank shall, within 30 days after receipt of a written notice of the capital deficiency from the Regional Director or the Commissioner, present to the Regional Director and the Commissioner a plan to increase the Bank’s Tier 1 Capital or to take such other measures to bring all the capital ratios to the percentages required by this ORDER. After the Regional Director and the Commissioner respond to the plan, the Bank’s Board shall adopt the plan, including any modifications or amendments requested by the Regional Director and the Commissioner.

(c) Thereafter, to the extent such measures have not previously been initiated, the Bank shall immediately initiate measures detailed in the plan to increase its Tier 1 Capital by an amount sufficient to bring all the Bank’s capital ratios to the percentages required by this ORDER within 30 days after the Regional Director and the Commissioner respond to the plan. Such increase in Tier 1 Capital and any increase in Tier 1 Capital necessary to meet the capital ratios required by this ORDER may be accomplished by:

(1) The sale of securities in the form of common stock; or

(2)	The direct contribution of cash subsequent to September 14, 2009, by the directors and/or shareholders of the Bank or by the Bank’s holding company; or
(3)	Receipt of an income tax refund or the capitalization subsequent to September 14, 2009, of a bona fide tax refund certified as being accurate by a certified public accounting firm; or
(4)	Any other method approved by the Regional Director and the Commissioner.

(d) If all or part of the increase in Tier 1 Capital required by this ORDER is to be accomplished by the sale of new securities, the Bank’s Board shall adopt and implement a plan for the sale of such additional securities, including soliciting proxies and the voting of any shares or proxies owned or controlled by them in favor of the plan. Should the implementation of the plan involve a public distribution of the Bank’s securities (including a distribution limited only to the Bank’s existing shareholders), the Bank shall prepare offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and any other material disclosures necessary to comply with Federal securities laws. Prior to the implementation of the plan, and in any event, not less than 20 days prior to the dissemination of such materials, the plan and any materials used in the sale of the securities shall be submitted to the FDIC, Accounting and Securities Disclosure Section, Washington, D.C. 20429, for review. Any changes requested to be made in the plan or the materials by the FDIC shall be made prior to their dissemination. If the increase in Tier 1 Capital is to be provided by the sale of non-cumulative perpetual preferred stock, then all terms and conditions of the issue shall be presented to the Regional Director and the Commissioner for prior approval.

(e) In complying with the provisions of this ORDER and until such time as any such public offering is terminated, the Bank shall provide to any subscriber and/or purchaser of the Bank’s securities written notice of any planned or existing development or other change which is materially different from the information reflected in any offering materials used in connection with the sale of the Bank’s securities. The written notice required by this paragraph shall be furnished within 10 days after the date such material development or change was planned or occurred, whichever is earlier, and shall be furnished to every purchaser and/or subscriber who received or was tendered the information contained in the Bank’s original offering materials.

(f) In addition, the Bank shall comply with the FDIC’s Statement of Policy on Risk-Based Capital found in Appendix A to Part 325 of the FDIC’s Rules and Regulations,

12 C.F.R. Part 325, App. A.

(g) For purposes of this ORDER, all terms relating to capital shall be calculated according to the methodology set forth in Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 325.

(h) Such capital plan shall detail the steps that the Bank shall take to achieve and maintain the capital requirements set forth in paragraph 4(b) above. In developing the capital plan, the Bank must take into consideration:

(1) The Volume of the Bank’s adversely classified assets;

(2) The Nature and level of the Bank’s asset concentrations;

(3) The adequacy of the Bank’s ALLL;

(4) The anticipated level of retained earnings;

(5) Anticipated and contingent liquidity needs; and

(6)	The source and timing of additional funds to fulfill future capital needs.

In addition, the capital plan must include a contingency plan in the event that the Bank has (1) failed to maintain the minimum capital ratios required by paragraph 4(a), (2) failed to submit an acceptable capital plan as required by this subparagraph or (3) failed to implement or adhere to a capital plan to which the Supervisory Authorities have taken no written objection pursuant to this subparagraph. Said contingency plan shall include a plan to sell or merge the Bank. The Bank shall implement the contingency plan upon written notice from the Supervisory authorities.

DIVIDEND RESTRICTION

13. As of the effective date of this ORDER, the Bank shall not declare or pay any cash dividend without the prior written consent of the Regional Director and the Commissioner.

BUDGET AND PROFIT PLAN

14.(a) Within 60 days after the effective date of this ORDER, the Bank shall formulate and submit to the Regional Director and the Commissioner for review and comment a written profit plan and a realistic, comprehensive budget for all categories of income and expense for calendar year 2010. The plan required by this paragraph shall contain formal goals and strategies, be consistent with sound banking practices, reduce discretionary expenses, improve the Bank’s overall earnings and net interest income, and shall contain a description of the operating assumptions that form the basis for major projected income and expense components.

(b)	The written profit plan shall address, at a minimum:

(1) An analysis of the Bank’s pricing structure; and

(2) A recommendation for reducing the Bank’s cost of funds.

(c) Within 30 days after the end of each calendar quarter following completion of the profit plan and budget required by this paragraph, the Bank’s Board shall evaluate the Bank’s actual performance in relation to the written profit plan and budget, record the results of the evaluation, and note any actions taken by the Bank in the minutes of the Board meeting when such evaluation is undertaken.

(d) A written profit plan and budget shall be prepared for each calendar year for which this ORDER is in effect and shall be submitted to the Regional Director and the Commissioner for review and comment within 30 days after the end of each year. Within 30 days after receipt of all such comments from the Regional Director and the Commissioner and after adoption of any recommended changes, the Bank shall approve the written profit plan and budget, which approval shall be recorded in the minutes of a Board meeting. Thereafter, the Bank shall implement and follow the plan.

LIQUIDITY/ASSET/LIABILITY MANAGEMENT

15. (a) Within 60 days after the effective date of this ORDER, the Bank shall develop and submit to the Regional Director and the Commissioner for review and comment a written plan addressing the Bank’s relationship of volatile liabilities to temporary investments, rate sensitivity objectives, and asset/liability management. Annually thereafter, while this ORDER is in effect, the Bank shall review this plan for adequacy and, based upon such review, shall make necessary revisions to the plan to strengthen funds management procedures and maintain adequate provisions to meet the Bank’s liquidity needs. The initial plan shall include, at a minimum, provisions:

(1)

Establishing limitations on the net loans to total assets ratio which, within 90 days after the effective date of this ORDER, shall be reduced to not more than 78 percent; within 120 days after the effective date of this ORDER, be reduced to not more than 76 percent; and within 180 days after the effective date of this ORDER, be reduced to not more than 75 percent. The requirements of this paragraph shall not be construed as standards for future operations, and the Bank’s total loan to total assets ratio shall be monitored on a monthly basis and maintained at a level consistent with safe and sound banking practices;

(2)	Establishing a reasonable range for its net non-core funding ratio as computed in the Uniform Bank Performance Report;

(3) Identifying the source and use of borrowed and/or volatile funds;

(4)

Establishing lines of credit at correspondent banks, including the Federal Reserve Bank of Atlanta and/or the Federal Home Loan Bank Board, that would allow the Bank to borrow funds to meet depositor demands if the Bank’s other provisions for liquidity proved to be inadequate;

(5)

Requiring the retention of securities and/or other identified categories of investments that can be liquidated within one day in amounts sufficient (as a percentage of the Bank’s total assets) to ensure the maintenance of the Bank’s liquidity posture at a level consistent with short- and long-term liquidity objectives;

(6)	Establishing a minimum liquidity ratio and defining how the ratio is to be calculated;
(7)	Establishing contingency plans by identifying alternative courses of action designed to meet the Bank’s liquidity needs;
(8)	Addressing the use of borrowings (i.e., seasonal credit needs, match funding mortgage loans, etc.) and providing for reasonable maturities commensurate with the use of the borrowed funds; addressing concentration of funding sources; and addressing pricing and collateral requirements with specific allowable funding channels (i.e., brokered deposits, internet deposits, Fed funds purchased and other correspondent borrowings); and (9) Establishing procedures for managing the Bank’s sensitivity to interest rate risk which comply with the Joint Agency Statement of Policy on Interest Rate Risk (June 26, 1996), and the Supervisory Policy Statement on Investment Securities and End-user Derivative Activities (April 23, 1998).

(b) Within 30 days after the receipt of all such comments from the Regional Director and the Commissioner, and after revising the plan as necessary, the Bank shall adopt the plan, which adoption shall be recorded in the minutes of a Board meeting. Thereafter, the Bank shall implement the plan.

INTEREST RATE RISK

16. (a) Within 60 days after the effective date of the ORDER, the Bank shall develop, adopt, and implement interest rate risk policy and procedures that shall include, at a minimum:

(1)	Measures designed to control the nature and amount of interest rate risk the Bank takes including those that specify risk limits and define lines of responsibilities and authority for managing risk;

(2) A system for identifying and measuring interest rate risk;

(3) A system for monitoring and reporting risk exposures; and

(4)	A system of internal controls, review, and audit to ensure the integrity of the overall risk management process.

CORRECTION OF VIOLATIONS

17. (a) Within 60 days after the effective date of this ORDER, the Bank shall eliminate and/or correct all violations of law and regulations noted in the Report of Examination.

(b) Within 90 days after the effective date of this ORDER, the Bank shall implement procedures to ensure future compliance with all applicable laws and regulations.

NOTIFICATION TO SHAREHOLDERS

18. After the effective date of this ORDER, the Bank shall send a copy of this ORDER, or otherwise furnish a description of this ORDER, to its shareholders (1) in conjunction with the Bank’s next shareholder communication, and also (2) in conjunction with its notice or proxy statement preceding the Bank’s next shareholder meeting. The description shall fully describe the ORDER in all material respects. The description and any accompanying communication, statement, or notice shall be sent to the FDIC Accounting and Securities Disclosure Section, 550 17th Street N.W., Washington, D.C. 20429, for review at least 20 days prior to dissemination to shareholders. Any changes requested by the FDIC shall be made prior to dissemination of the description, communication, notice, or statement.

COMPLIANCE COMMITTEE—NON-EMPLOYEE DIRECTORS REQUIRED

19. Within 10 days after the effective date of this ORDER, the Bank’s Board shall establish a committee of the Bank’s Board charged with the responsibility of ensuring that the Bank complies with the provisions of this ORDER. At least a majority of the members of such committee shall be directors not employed in any capacity by the Bank other than as a director. The committee shall report monthly to the full Board, and a copy of the report and any discussion relating to the report or the ORDER shall be noted in the minutes of the Bank’s Board meetings. The establishment of this subcommittee shall not diminish the responsibility or liability of the Bank’s Board to ensure compliance with the provisions of this ORDER.

PROGRESS REPORTS

20. Within 30 days after the end of each calendar quarter following the effective date of this ORDER, the Bank shall furnish to the Regional Director and the Commissioner written progress reports signed by each member of the Bank’s Board detailing the actions taken to secure compliance with the ORDER and the results thereof. Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Regional Director and the Commissioner have released, in writing, the Bank from making further reports.

The provisions of this ORDER shall not bar, stop, or otherwise prevent the FDIC or any other federal or state agency or department from taking any other action against the Bank or any of the Bank’s current or former institution-affiliated parties.

This ORDER shall be effective on the date of issuance.

The provisions of this ORDER shall be binding upon the Bank, its institution-affiliated parties, and any successors and assigns thereof.

The provisions of this ORDER shall remain effective and enforceable except to the extent that and until such time as any provision has been modified, terminated, suspended, or set aside by the FDIC.

Issued pursuant to delegated authority.

Dated: 28th day of January 2010.

/s/

Thomas J. Dujenski

Regional Director

Dallas Region

Division of Supervision and Consumer Protection

Federal Deposit Insurance Corporation